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                         SAMPLE COPY OF OPTION AGREEMENT

          THIS AGREEMENT made and dated this 12th day of September, 1995

BETWEEN:

          SOLUCORP INDUSTRIES LTD., a body corporate, incorporated under the laws of the Province of British Columbia with Registered Office at 800-885 West Georgia Street in the City of Vancouver, in the Province of British Columbia

          (hereinafter referred to as the "Company")

                                                      OF THE FIRST PART

AND:

          -

          -

          -

          (hereinafter referred to as the "Optionee")

                                                      OF THE SECOND PART

WHEREAS:

A. The Optionee, as a director, officer or employee of the Company or a subsidiary of the Company (all references to "Company" hereafter will be to the Company and its subsidiaries), is required to dedicate time and efforts to the affairs of the Company for which the Optionee is not otherwise adequately remunerated.

B. As an incentive to the Optionee to continue to serve the Company, the Company desires to grant to the Optionee an option to purchase shares in its capital stock on the terms hereinafter contained.

C. The shares of the Company are listed for trading on the Vancouver Stock Exchange ("Exchange").

NOW THEREFORE, in consideration of the premises and the covenants and agreements hereinafter contained, the Parties hereto agree as follows:

1. The Optionee declares that he/she is a director/employee of the Company.

2. The Company hereby grants to the Optionee an option to purchase _____________ (000,000) shares in the capital of the Company, exercisable at any time on or before 5:00 p.m., Vancouver time, September 12, 2000 at the price of $13.16 per share.

3. During the term of the aforesaid Option, the Optionee may exercise, from time to time, the whole or any part of the Option held, by paying to the Company the purchase price for the shares being purchased pursuant thereto. Upon receipt in writing of a request for shares from the Optionee, and payment therefor, in cash or certified cheque payable to the Company, the Company shall forthwith issue, allot and deliver to the Optionee such number of shares as shall have been paid for.




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OPTION AGREEMENT                                          Page 2/2
DATED 12TH SEPTEMBER 1995


4. The Options hereby granted are not assignable by the Optionee. Provided, however, that if the Optionee shall die while a director, officer or employee of the Company, the Optionee's Estate shall be entitled to exercise the whole or any part of the Options existing at the date of death, at any time up to twelve months after the date of death.

5. If any time during the continued existence of the within Options there shall be any alteration in the capital stock of the Company, other than an increase in the authorized or issued capital, then the within options shall attach to an appropriate number of the shares or securities of the Company which shall have been created by any such alteration, and the price payable on the exercise of the options shall be adjusted proportionately to the change in the shares resulting from such capital alteration.

6. The Optionee's continued service to the Company is a condition of the continuance of the option herein granted. It is accordingly agreed that if the Optionee shall, during the term of the within option, cease to be a director, officer or employee of the Company or a subsidiary of the Company, the option herein granted the Optionee shall cease and terminate at 5:00 p.m., Vancouver time, on the thirtieth day after the date of cessation of employment.

7. This Agreement, and any amendments hereto, are subject to the approval of the Exchange. The Optionee shall not be entitled to exercise the option herein granted untill all required approvals have been obtained.

8. All references herein are to Canadian dollars.

9. The Parties hereto agree to do such further and other acts and execute such further and other documents as may be necessary to carry out the true intent and meaning of this Agreement.

10. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their heirs, successors and assigns.

IN WITNESS WHEREOF the Parties hereto have hereunto affixed their hands and seals the day and year first above written.



The Corporate Seal of Solucorp Industries Ltd.
was hereunto affixed in the presence of:


---------------------------------------                       (SEAL)

SIGNED, SEALED AND DELIVERED
in the presence of:



--------------------------------------  ----------------------------------------
Witness                                 OPTIONEE